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                                                                    EXHIBIT 99.1

For more information:
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Jim DeNike                                  Jesse Ciccone
Corixa Corporation                          FitzGerald Communications Inc.
206.754.5716                                415.986.9500
denike@corixa.com                           jciccone@fitzgerald.com


FOR IMMEDIATE RELEASE

           CORIXA DRAWS DOWN $37.5 MILLION FROM CASTLEGATE CREDIT LINE

SEATTLE, JAN. 2, 2001 -- Corixa Corporation (Nasdaq: CRXA), a research- and development-based biotechnology company, today announced that it has drawn down the remaining $37.5 million from its $50 million equity credit line from Castle Gate, L.L.C., a Northwest investment partnership with investments in health care and biomedical companies.

In exchange for the funds, Corixa issued to Castle Gate 37,500 shares of Series B Preferred stock and a ten year warrant to purchase 50,000 shares of Corixa common stock.

"These additional funds, combined with the existing cash reserves of Corixa, following its merger with Coulter Pharmaceutical, Inc., will be use to support the further development of a number of potential products in our development pipeline," stated Steven Gillis, Ph.D., chairman and chief executive officer of Corixa.

ABOUT CORIXA

Corixa is a research- and development-based biotechnology company committed to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary vaccine components on a standalone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development, including its most advanced product candidate, Bexxar(TM), a monoclonal antibody conjugated to a radioisotope.

The company partners with numerous developers and marketers of pharmaceuticals and diagnostics, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Wash., with additional operations in Hamilton, Mont. and Redwood City, Calif. and South San Francisco, Calif. For more information, please visit Corixa's website at www.corixa.com or call the company's investor relations information line at 1-877-4CORIXA or 1.877.426.7492.

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FORWARD-LOOKING STATEMENTS

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q/A filed on November 7, 2000 and our Registration Statement on Form S-4/A filed on November 17, 2000, copies of which are available on our Web site, www.corixa.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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